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                                                                  Exhibit 10.8

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                                 COLE NATIONAL


November 17, 2003


Joseph Gaglioti
Vice President and Treasurer


Dear Joseph:

         You are party to a letter agreement dated March 27, 1993 with Cole National Corporation (the "Company") pursuant to which the Company has agreed to provide you with salary continuation in the event that your employment is terminated under circumstances specified therein (the "Letter Agreement"). This letter will serve to inform you of enhancements to the salary continuation set forth in the Letter Agreement that you will receive in connection with certain terminations of employment as described below. The provisions of this letter will only be effective upon a Change of Control of the Company (as defined in Exhibit A hereto).

         Notwithstanding anything in the Letter Agreement to the contrary, in the event that your employment with the Company terminates within one year following a Change of Control for reasons that would entitle you to salary continuation under the Letter Agreement (a "Qualifying Termination"), for the period with respect to which you are entitled to receive salary continuation under the Letter Agreement, the Company shall continue health care, dental and term life benefits for you and/or your family substantially similar to those that were provided to you and/or your family immediately prior to such Qualifying Termination or, if more favorable to you, as in effect generally at any time thereafter with respect to similarly situated employees of the Company and its affiliates and their families at the same cost to you as such benefits are provided to similarly situated active employees of the Company and its affiliates (and immediately following such continuation period you and your dependents shall be eligible for "COBRA" continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, or any successor provision); provided, however, that, if you become reemployed with another employer and are eligible to receive such benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan. In addition, upon a Qualifying Termination, the Company shall, at its sole expense as incurred, provide you with reasonable outplacement services the scope and provider of which shall be selected by the Company in its sole discretion, provided that the cost of such outplacement shall not exceed $10,000 (it being understood the you shall have no right or entitlement to receive a cash payment in lieu of such outplacement services).



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         In addition, notwithstanding anything in the Letter Agreement to the contrary, in the event of a Qualifying Termination, the Company's obligation to make the payments provided for in the Letter Agreement and hereunder and otherwise to perform its obligations under the Letter Agreement and hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. Notwithstanding anything in the Letter Agreement to the contrary, in the event of a Qualifying Termination, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Letter Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

         This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this letter, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this letter, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets, which by reason hereof becomes bound by this Agreement.

         This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

         In all other respects, the terms of the Letter Agreement shall survive in full force and effect.

Very truly yours,


/s/ Patricia M. Luzier

Patricia M. Luzier
Sr. Vice President & Chief Administrative Officer



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                                                                     Exhibit A

         "Change of Control" means the first to occur of:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company,
(ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (3)(A), (3)(B) and (3)(C) of this definition;

(2) Any time at which individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at

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least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.